Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated and effective as of October 1, 2006 between BNC Insurance Services, Inc., an Arizona corporation d/b/a Milne & BNC Insurance Services (“BNC Insurance”), and Richard W. Milne, Jr. (“Mr. Milne”).

RECITALS:

WHEREAS, BNC Insurance and Mr. Milne are parties to that certain Employment Agreement (the “Employment Agreement”), dated as of April 16, 2002 pursuant to which Mr. Milne presently serves as President of BNC Insurance;

WHEREAS, BNC Insurance and Mr. Milne desire to amend the Employment Agreement and, as amended, restate the Employment Agreement in its entirety;

WHEREAS, Mr. Milne acknowledges that during the course of his employment, Mr. Milne has access to and is provided with confidential and proprietary information and trade secrets of BNC Insurance which are invaluable to BNC Insurance and vital to the success of BNC Insurance’s business; and

WHEREAS, BNC Insurance and Mr. Milne desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of BNC Insurance.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend and restate the Employment Agreement as follows:

AGREEMENTS:

1.            Employment. BNC Insurance hereby agrees to continue to employ Mr. Milne, and Mr. Milne hereby agrees to serve BNC Insurance, on the terms and conditions set forth herein.

2.            Term. Mr. Milne’s employment with BNC Insurance hereunder shall continue until September 30, 2010, unless sooner terminated as provided herein; provided, however, that should Mr. Milne serve until September 30, 2010, and remain employed by BNC Insurance thereafter, such employment shall convert to a month-to-month, at-will relationship subject to all of the terms of this Agreement and terminable for any reason whatsoever by either BNC Insurance or Mr. Milne upon 90 days prior written notice to the other party (the period commencing on the date of this Agreement and continuing until the termination of Mr. Milne’s employment is referred to herein as the “Employment Period”). Following Mr. Milne’s ceasing, for whatever reason, to be an employee of BNC Insurance, each party shall have the right to enforce all of its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

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3.            Duties. Mr. Milne agrees to serve BNC Insurance as its President. In such capacity, Mr. Milne shall have the responsibility for the general management, direction and control of the business and affairs of BNC Insurance and shall have all of the rights, duties and powers which are commonly incident to the office of the President and attendant to that of the president of a subsidiary of a publicly traded company. In connection with Mr. Milne’s employment by BNC Insurance, Mr. Milne shall be based at the principal executive offices of BNC Insurance in Phoenix, Arizona, except for required travel relating to BNC Insurance’s business to an extent substantially consistent with his historical business travel practices.

4.            Exclusive Service; Prohibited Activities. Mr. Milne agrees to devote his full business time and attention to the business and affairs of BNC Insurance and will use his best efforts in performing faithfully his duties under this Agreement. Mr. Milne covenants and agrees that during the Employment Period, he will not (a) engage in business or personal activities which directly or indirectly Compete (as defined below) with BNC Insurance’s business, or (b) accept employment from, or provide services to, any Competing Business (as defined below). “Compete” means to directly or indirectly engage or participate in, invest in, own in whole or in part, lend to or become an officer, director, partner or shareholder of, or become employed by, or render advisory, consulting or other services to, any proprietorship, partnership, limited liability company, corporation, or other form of business entity or division, subsidiary or affiliate of such business entity engaged in the business of a general insurance agency and brokerage business, or variation thereof (i.e., which sells or arranges for the sale of commercial and/or personal lines of insurance, or provides insurance brokerage services, employee benefits services, insurance consulting services, or is engaged in the sale of financial services products) (a “Competing Business”). Nothing contained herein shall restrict Mr. Milne from: (i) serving as a member of the board of directors, board of trustees or the like of any for-profit entity that does not Compete with BNC Insurance, or performing services of any type for any civic or community entity, whether or not Mr. Milne receives compensation therefor, (ii) investing his assets in such form or manner as shall not require any significant services on his part in the operation of the business of or property in which such investment is made as long as such business does not Compete with BNC Insurance, (iii) serving in various capacities with, and attending meetings of, industry or trade groups and associations, or (iv) owning less than 5% of the equity securities of any corporation or other entity that are publicly traded on a national securities exchange or the Nasdaq stock market, as long as Mr. Milne’s engagement in any activities permitted by virtue of clauses (i), (ii), (iii) and (iv) above does not (A) materially interfere with the ability of Mr. Milne to perform the services and discharge the responsibilities required of his under this Agreement, (B) involve the use of BNC Insurance’s facilities, computer and other equipment, data, proprietary and confidential information about BNC Insurance’s Business, BNC Insurance’s company relationships, and BNC Insurance’s account clients, and (C) Compete with BNC Insurance.

5.	Compensation.

5.1          Salary. During the Employment Period, BNC Insurance shall pay to Mr. Milne a minimum annual base salary of $300,000, payable in equal semi-monthly installments in accordance with BNC Insurance’s regular payroll practices for similarly situated employees.

5.2          Bonus. During the Employment Period, Mr. Milne shall be eligible to receive an annual incentive bonus on the same basis and subject to the same requirements and limitations as may be applicable to other senior executive employees of BNC Insurance.

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5.3          Benefits. Mr. Milne shall be entitled to the benefits and perquisites maintained by BNC Insurance for its employees generally, or for its senior executives in particular, on the same basis and subject to the same requirements and limitations as may be applicable to other senior executive employees of BNC Insurance.

5.4          Expenses. Mr. Milne shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by him in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of BNC Insurance, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by BNC Insurance.

5.5          Vacations. Mr. Milne may take paid vacation periods in whatever length or frequency he deems appropriate to the extent that he is able to fulfill his obligations under this Agreement.

6.            Termination. Mr. Milne’s employment hereunder may be terminated before September 30, 2010 without any breach of this Agreement only under the circumstances described in Sections 6.1, 6.2, 6.3 or 6.4:

6.1          Death. Mr. Milne’s employment hereunder shall terminate automatically upon his death.

6.2          Disability. If, as a result of Mr. Milne’s incapacity due to physical or mental illness, Mr. Milne shall have been absent from his duties hereunder on a full-time basis for a period of 90 consecutive days, or 120 non-consecutive days within any 365 day period, BNC Insurance may terminate Mr. Milne’s employment.

6.3          Cause. BNC Insurance may terminate Mr. Milne’s employment hereunder for Cause. For purposes of this Agreement, BNC Insurance shall have “Cause” to terminate Mr. Milne’s employment hereunder upon Mr. Milne’s:

(i)           failure to abide by reasonable rules and regulations governing the transaction of business of BNC Insurance as BNC Insurance’s Board of Directors may from time to time approve for more than 30 days after receiving written notice thereof to Mr. Milne;

(ii)          persistent and willful inattention to duties, or the commission of acts within employment with BNC Insurance amounting to gross negligence or willful misconduct;

(iii)         conviction of a crime involving misappropriation of funds or property of BNC Insurance or fraud against BNC Insurance or against any other person or entity in the course of employment with BNC Insurance;

(iv)         misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of BNC Insurance or to the benefits of which BNC Insurance is entitled;

(v)	conviction of a felony or other crime involving moral turpitude; or

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(vi)         material violation of the terms of this Agreement which continues for more than 30 days after written notice thereof to Mr. Milne.

6.4          Termination by Mr. Milne. Mr. Milne may terminate his employment hereunder if:

(i)           within 180 days following a Change in Control (as defined below), there is a material reduction in Mr. Milne’s authority, duties or responsibilities from those in effect immediately prior to such Change in Control or Mr. Milne is assigned to duties or responsibilities materially inconsistent from those of Mr. Milne in effect immediately prior to such Change in Control; or

(ii)          within 180 days following a Change in Control, BNC Insurance requires Mr. Milne, without Mr. Milne’s prior written consent, to be based at any office located more than 20 miles from BNC Insurance’s offices at which Mr. Milne is based as of the date hereof, excluding travel reasonably required in the performance of Mr. Milne’s duties hereunder.

For purposes of this Section 6.4, a “Change in Control” is deemed to have occurred at such time as (A) any “person” or “group” of persons (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or fiduciary holding securities under an employee benefit plan of BNCCORP, Inc., the parent company of BNC Insurance (“BNC”), acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 30% or more of the common stock of BNC, other than an acquisition of common stock approved by at least two-thirds of the Continuing Directors (as defined below) at any time when there is outstanding no other proposal that would result in a change of control of BNC and which had not been approved by at least two-thirds of the Continuing Directors, or (B) a majority of the Board of Directors of BNC is not comprised of Continuing Directors. As used in this Section 6.4, “Continuing Directors” means any of the directors in office on the date hereof or any director whose nomination for election to the Board of Directors of BNC was approved by the vote of two-thirds of the directors in office on the date hereof or directors whose nomination was previously so approved.

6.5          Notice of Termination. Any termination of Mr. Milne’s employment by BNC Insurance (other than termination as a result of Mr. Milne’s death) or by Mr. Milne shall be communicated by written notice of termination to the other party hereto, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Milne’s employment under the provision so indicated.

6.6	Compensation Upon Termination.

(i)           Except as provided in this Section 6, if Mr. Milne’s employment hereunder is terminated for any reason, all future compensation and benefits to which Mr. Milne is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination. Mr. Milne, or his estate in the event of a termination as a result of his death, shall be entitled to receive Mr. Milne’s annual base salary through the date of such termination and any bonuses, incentive compensation or other amounts accrued or payable to Mr. Milne but unpaid as of the date of such termination, and, except as otherwise provided in this Section 6,

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Mr. Milne shall not be entitled to any other payments or other benefits from BNC Insurance except for those which may be payable pursuant to the terms of BNC Insurance’s employee benefit and incentive plans in which Mr. Milne participates or the applicable agreements underlying such plans.

(ii)          If Mr. Milne’s employment under this Agreement is terminated by Mr. Milne pursuant to Section 6.4, or by BNC Insurance within 180 days of a Change in Control other than pursuant to Sections 6.1, 6.2 or 6.3, then BNC Insurance shall pay to Mr. Milne, in one lump-sum payment within 30 days after the date of such termination, an amount equal to two times the sum of (i) Mr. Milne’s annual base salary and (ii) the average of the annual bonuses paid or payable to Mr. Milne for the preceding three fiscal years, and BNC Insurance shall have no further obligations to Mr. Milne under this Agreement except as provided in Section 6.6(i).

7.	Mr. Milne’s Covenants, Duties and Obligations.

7.1          Confidential Business Information of BNC Insurance. Mr. Milne acknowledges (i) that BNC Insurance’s business is “relationship based”, (ii) that through great effort and at incalculable expense, BNC Insurance has developed and maintained invaluable business relationships (contractual and prospective) with BNC Insurance’s producers and other account executives, CSRs and internal staff members, as well as insurance clients and prospects, insurance companies, insurance brokers, independent contractors, including the individuals who are employed by or represent the foregoing (collectively, “Business Relationships”), and (iii) that in the course of his employment with BNC Insurance, he will become aware of and familiar with proprietary, secret and confidential information relating to BNC Insurance’s business, including but not limited to information concerning internal business operations, financial results of operations, contractual and prospective Business Relationships with insurance customers and prospects, insurance companies, insurance brokers, independent contractors, and other sources through which insurance is placed with customers, including but not limited to lists of agents, brokers, policy holders, expiration and renewal dates, inspection of credit reports, other insurance data on various risks written by BNC Insurance, the procedures, forms, techniques used in servicing accounts, and other documents and information. Mr. Milne covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of BNC Insurance, all of which proprietary, secret or confidential information constitutes “trade secrets” as that phrase is defined in the Arizona Uniform Trade Secrets Act, §A.R.S. §44-401 et seq. Mr. Milne further covenants and agrees that BNC Insurance’s trade secrets will not be misappropriated by Mr. Milne at any time, and will remain the sole and exclusive property of BNC Insurance after the termination of this Agreement, and that he will not, without the prior written consent of BNC Insurance, while employed, or at any time after termination of employment, directly or indirectly, (A) misappropriate or otherwise make any use of such trade secrets except as may be required or appropriate in the course of his employment hereunder, or (B) release or otherwise divulge such trade secrets or any other proprietary, confidential or secret information of BNC Insurance to any third party, except in furtherance of his employment duties hereunder. Notwithstanding anything set forth in this Section 7.1, Mr. Milne shall not be deemed to be in breach of this Section 7.1 if Mr. Milne (x) discloses information pursuant to express written authorization of BNC Insurance, (y) discloses information to any governmental authority or court, pursuant to a duty imposed by law (provided, however, that Mr. Milne shall notify BNC Insurance of the disclosure at least five (5) business days prior to such disclosure), or (z) discloses information to the extent necessary to

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enforce and/or defend claims or causes of action between BNC Insurance and Mr. Milne, or asserted by third parties against Mr. Milne which arise out of the discharge of Mr. Milne’s duties hereunder.

7.2          Surrender Upon Termination. Upon termination of Mr. Milne’s employment hereunder, Mr. Milne covenants and agrees to surrender to BNC Insurance all of the foregoing in Mr. Milne’s possession or under his control: (i) all original records of BNC Insurance whatsoever; (ii) all copies or other reproductions made of those records; (iii) all electronic and printed data, pre-printed forms, lists, tools of employment or other personal property of BNC Insurance whatsoever; and (iv) all other tangible physical things whatsoever containing or evidencing trade secrets of BNC Insurance, including but not limited to any aspect of BNC Insurance’s Business and/or business relationships with its clients and prospects, insurance companies, insurance brokers, independent contractors, and other sources of insurance whatsoever, including but not limited to clients’ coverage, active and prospective clients, expirations of coverage, premiums and compilations of the same, and any other trade secrets whatsoever. The term “record(s)” includes all electronic media or other tangible forms in which information is transmitted and/or stored and includes all written or graphic matter of every kind and description, however produced or reproduced, original or reproduction, including, but not limited to, letters, correspondence, memoranda, e-mails, notes, films, video tapes, audio recordings, transcripts, contracts, agreements, licenses, memoranda of telephone conversations or personal conversations, microfilm, books, newspaper articles, magazines, advertisements, periodicals, bulletins, circulars, pamphlets, statements, notices, reports, rules, regulations, directives, minutes of meetings, interoffice communications, reports, financial statements, ledgers, books of account, proposals, offers, orders, receipts, working papers, desk calendars, appointment books, diaries, time sheets, logs, or materials similar to any of the foregoing, however denominated, and including writings, drawings, graphs, charts, photographs, data processing results, printouts and computations (both in existence and stored in memory components), and other compilations from which information can be obtained or translated, if necessary, through detection devices into reasonably usable form.

7.3          Covenant Not to Interfere. Mr. Milne covenants and agrees that except on behalf of and for the exclusive benefit of BNC Insurance during the Employment Period, and for a period of two (2) years after termination of his employment hereunder for any reason whatsoever other than his termination of the Agreement pursuant to Section 6.4, he will not directly or indirectly in any form or manner, on his own behalf or in combination with others, contact, solicit, communicate with, correspond with or interact with any director, officer, producer, or other account executive, CSR, staff member, other employee, representative, agent, independent contractor, insurance client or customer, insurance prospect, insurance broker, insurance carrier, other insurance provider, or creditor of BNC Insurance (including the individuals who are employed by or represent any of the foregoing) which in any manner shall (i) disparage BNC Insurance or adversely affect, disrupt or interfere with BNC Insurance’s reputation, goodwill, or business relationships, business plans, litigation, claims, business arrangements or agreements or which results in economic harm to BNC Insurance, (ii) interfere with or attempt to disrupt the employment relationship between BNC Insurance and any of its employees, including but not limited to the solicitation or encouragement of any employee to leave the employ of BNC Insurance for any reason, or employ such employee in any manner whatsoever, or (iii) interfere with, attempt to disrupt, solicit or encourage the termination of any of BNC Insurance’s Business Relationships, provided that this Section 7.3 shall not limit or

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prohibit Mr. Milne, after termination of Mr. Milne’s employment with BNC Insurance, on his own behalf or on behalf of, or in conjunction with, a third party, from accepting unsolicited contact or business from any customer, insurance carrier or insurance broker of BNC Insurance in a manner (x) that does not tortuously interfere with BNC Insurance’s Business Relationship with such customer, insurance carrier or insurance broker, (y) that does not use or otherwise misappropriate any of BNC Insurance’s trade secrets as defined above, or (z) that does not utilize any of BNC Insurance’s records or the contents thereof.

7.4          Covenant Concerning Books of Business/Renewals. Mr. Milne covenants and agrees that the use, control and ownership of all insurance programs, “books of business”, insurance accounts, agency appointments and agreements, and all other intangible attributes of BNC Insurance’s business, including unearned and earned commissions, contingent commissions, bonuses, and renewals with respect to all policies written and/or serviced by Mr. Milne during the term of this Agreement (collectively, the “Intangible Assets”) are owned exclusively and will continue to be owned exclusively by BNC Insurance. Mr. Milne shall not by virtue of his employment, initiation of contacts with, development of relationships with, origination of, or services performed for, any insurance customer, account, program, appointment or the like, acquire, earn, become entitled to, or have any “equity” or ownership interest in any Intangible Asset. The foregoing shall apply to insurance business and renewals existing prior to or arising during Mr. Milne’s employment, and all records thereof. Mr. Milne hereby disclaims, waives and releases all claims of right, title, interest and/or ownership in and to any of the Intangible Assets of BNC Insurance, whether currently existing or existing in the future, and covenants that Mr. Milne shall not make or retain copies of any records pertaining thereto. All Intangible Assets in force or existence at the time of termination of Mr. Milne’s employment shall be the sole property of BNC Insurance and no additional compensation shall be due to Mr. Milne with respect to said Intangible Assets.

7.5          Enforcement. Mr. Milne covenants and agrees that his experience and capabilities are such that he can obtain gainful employment in a manner that does not violate this Section 7 and that the enforcement of this Section 7 through temporary restraining order or injunctive relief will not prevent his from earning a livelihood. Mr. Milne also covenants and agrees that in the event Mr. Milne breaches any of the terms of this Section 7, said breach will result in immediate and irreparable harm to BNC Insurance and goodwill and that an award of damages will be inadequate to fully compensate BNC Insurance for the breach. Upon a breach of this Section 7 by Mr. Milne, and notwithstanding Section 8, BNC Insurance shall be entitled to equitable relief by way of temporary restraining order or preliminary or permanent injunction (i) restraining any continuing violation of this Section 7, and (ii) affirmatively enjoining Mr. Milne to redress the breach by (A) ceasing and desisting prohibited contacts and activities, (B) restoring to BNC Insurance any misappropriated trade secrets and records, and (C) remitting back to BNC Insurance the commissions, profits, and other fruits of the breach.

7.6          Notification to Subsequent BNC Insurance. If, following termination of Mr. Milne’s employment, Mr. Milne accepts other employment or enters into a business relationship with any Competing Business, Mr. Milne authorizes BNC Insurance to serve the Competing Business with a written notice of the terms of this Section 7.

7.7          Survival. The provisions of this Section 7 shall survive the termination or expiration of Mr. Milne’s employment hereunder, irrespective of the reason for termination.

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8.	Dispute Resolution; Mandatory Arbitration.

8.1          Exclusive Remedy. Any claim, controversy or dispute whatsoever (a “Dispute”) based upon or arising out of any aspect of this Agreement and Mr. Milne’s employment, regardless of the title or nature of the Dispute, whether in contract or tort, at law or in equity, based upon or arising out of this Agreement and Mr. Milne’s employment, including without limitation the rescission, reformation, interpretation, breach, termination, enforcement, or validity of this Agreement shall be exclusively and finally resolved through mandatory and binding arbitration (“Arbitration”) in accordance with the terms hereof, provided any party to this Agreement may bring an action in the Maricopa County Superior Court to compel Arbitration of any Dispute. Any party who fails or refuses to submit any Dispute to binding Arbitration following a written demand by another party or parties shall bear all costs and expenses, including reasonable attorney’s fees, incurred by the opposing party or parties in compelling Arbitration of such Dispute. No provision of, nor the exercise of any rights under this Agreement shall (i) limit the right of BNC Insurance to file a civil action in the Maricopa County Superior Court to obtain a temporary restraining order or injunctive relief as provided in Section 8.5 of this Agreement, or (ii) limit the right of any party to file a civil action in the Maricopa County Superior Court to apply for a temporary restraining order and/or a preliminary injunction to enforce compliance with this Section 8.1, provided (A) the merits of the Dispute itself are to be submitted to Arbitration, (B) all findings and determinations on the merits of the Dispute shall be made by the arbitrator, and (C) the filing of any such civil action shall not be deemed an election of remedies. The right to file a civil action can be exercised at any time necessary to enforce this Section 8 except to the extent such civil action is contrary to a final award or decision in any Arbitration. The institution of a civil action for a temporary restraining order or preliminary injunction to enforce compliance with this Section 8 shall not (x) constitute a waiver of the right and obligation of any party, including, without limitation, the plaintiff in the action, to submit any Dispute to Arbitration, (y) render inapplicable the compulsory Arbitration provisions of this Agreement, or (z) constitute a breach hereof.

8.2          Mediation. Before initiating Arbitration, the parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section 8) promptly by mediation between Mr. Milne and a duly authorized representative of BNC Insurance, each party to bear one half of the expense of such mediation.

8.3          Arbitration. In the event that any Dispute arising out of or relating to this Agreement or its breach, termination or validity has not been resolved after good faith mediation pursuant to the procedures of Section 8.2 within thirty (30) days after a written notice of such Dispute has been delivered by either party hereto to the other, such Dispute shall upon written notice by either party to the other party, be finally settled by Arbitration administered by the American Arbitration Association in accordance with the its arbitration rules and procedures, as modified below:

(i)      The Arbitration shall be heard by one (1) independent and impartial arbitrator, who shall be selected by mutual agreement of the parties. If the parties are unable to agree on an arbitrator within thirty days of the notice of Arbitration delivered pursuant to Section 8.3, the arbitrator shall be chosen by the American Arbitration Association in accordance with its procedures.

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(ii)	The Arbitration proceedings shall be conducted in Phoenix, Arizona.

(iii)   The parties shall allow and participate in limited discovery for the production of documents by and taking of depositions of the parties to the Arbitration, which shall be conducted in accordance with the procedures and limitations set forth in the Federal Rules of Civil Procedure, provided all discovery shall be completed within ninety (90) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the arbitrator and shall be disposed of by the arbitrator.

(iv)      Each party shall have up to ten (10) hours to present evidence and argument in a hearing before the arbitrator; provided that the arbitrator may establish such longer times for presentations as he deems appropriate.

(v)        The Arbitration award shall be rendered by the arbitrator within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof. The parties expressly waive all rights whatsoever to file an appeal from or otherwise challenge any arbitration award.

(vi)       The arbitrator is empowered to (i) award money damages in compensation for a party’s actual economic damages, (ii) award money damages, (iii) order specific performance, and (iv) order other appropriate equitable relief to cure a breach of this Agreement. The arbitrator will have no authority, however, to award money damages that are not measured by the prevailing party’s actual economic damages, such as special, incidental, consequential, punitive or exemplary damages, the right to assert claims for which is hereby expressly waived in consideration of BNC Insurance’s offer of continued employment and Mr. Milne’s acceptance thereof.

8.4          Performance During Dispute. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

8.5          Costs of Arbitration. Each party shall pay one-half of the costs and expenses of Arbitration hereunder, provided the arbitrator shall award the prevailing party its reasonable attorney’s fees and costs incurred.

9.            Assignment. Mr. Milne and BNC Insurance acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that (i) Mr. Milne’s right to any compensation hereunder may be transferred by will or operation of law and Mr. Milne’s employee benefits may be assigned or transferred in accordance with the policies, programs, plans or BNC Insurance practices; and (ii) the rights and obligations of BNC Insurance under this Agreement may be assigned or transferred by operation of law pursuant to a merger, consolidation, share exchange, sale of substantially all of BNC Insurance’s assets, or other reorganization of BNC Insurance, whether or not BNC Insurance is the continuing entity, provided that the assignee or transferee is the

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successor to all or substantially all of the assets of BNC Insurance and such assignee or transferee assumes the duties of BNC Insurance, if any, as contained in this Agreement, either contractually or as a matter of law.

10.          Capacity. Mr. Milne hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, corporation or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, notwithstanding the representation and warranty made hereunder, Mr. Milne shall indemnify BNC Insurance from and against any and all manner of expenses and liabilities incurred by BNC Insurance in connection with such violation or interference. In addition, Mr. Milne agrees to notify, in writing, any prospective employer of Mr. Milne of the existence of this Agreement and the general terms and conditions of Section 7 hereof, and to send a copy of the notice to BNC Insurance, failing which BNC Insurance shall have the right to so notify such prospective employer as provided in Section 7.6.

11.          Amendment. No amendment, modification or waiver of any term, condition, right or remedy hereunder shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby.

12.          Integration; Entire Agreement. This Agreement novates and supersedes any prior understandings, negotiations or employment agreements (written or oral, express or implied) between the parties hereto respecting the employment of Mr. Milne by BNC Insurance and, together with BNC Insurance’s employee handbook constitutes the complete understanding between the parties with respect to the employment of Mr. Milne by BNC Insurance. In the event of an inconsistency between this Agreement, and BNC Insurance’s employee handbook as it is modified from time to time, the terms and provisions of this Agreement shall control.

13.          Waiver. Neither party will be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of either party hereto at any time to enforce any of the provisions of this Agreement will not be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right of any party to thereafter enforce each and every such provision. No waiver or any breach of this Agreement will be held to be a waiver of any other subsequent breach.

14.          Headings. The paragraph headings of this Agreement are for the convenience of reference only and shall not expand, modify, limit or define the text thereof.

15.          Severability. If any provision of this Agreement is hereafter construed to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of the provisions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Furthermore, if the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the Parties hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such provision.

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16.          Recovery of Attorney’s Fees and Costs. In the event a civil action is brought to compel Arbitration of any Dispute hereunder, and in the event an Arbitration is instituted to construe or enforce the provisions of this Agreement or to resolve any Dispute hereunder, the prevailing party shall be entitled to an award of its reasonable attorney’s fees and costs incurred in connection with such civil action.

17.          Controlling Law. This Agreement shall be construed and enforced in accordance with the substantive laws and judicial decisions of the State of Arizona, without reference to or application of choice of law principles.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

BNC Insurance:

BNC INSURANCE SERVICES, INC.,
an Arizona corporation

By:	/s/ Gregory K. Cleveland
Name:	Gregory K. Cleveland
Its:	Treasurer

MR. MILNE:

Name:	/s/ Richard W. Milne, Jr.
Richard W. Milne, Jr.

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